FIRST AMENDMENT
                                       TO
                               SECURITY AGREEMENT

         This Amendment to that certain Security Agreement dated August 22, 2000 (the "Agreement") by and between The Canopy Group, Inc., a Utah Corporation
("Secured Party") and Ebiz Enterprises, Inc., a Nevada Corporation (the "Company") is dated and effective as of the 31st day of December, 2000.

                  1. The Agreement is hereby amended by striking and deleting Recital (A) as it presently exists and substituting for and in lieu thereof the following Recital (A):

                  (A) Company is obligated to Secured Party pursuant to a Secured Convertible Promissory Note dated December 31, 2000, as amended (the "Note") in the amount of $1,041,780.82.

                  2. The Agreement is hereby amended by adding the following Recital (C):

                  (C) Amounts due under the Note include a $500,000 obligation to Secured Party owed by the Company pursuant to that certain Stock Purchase and Warrant Agreement dated October 19, 2000 by and between the Company, Secured Party and JEM Ventures Ebiz, LLC, and interest accrued thereunder.

                  3. Except as herein amended, the Agreement shall remain in full force and effect.

                           [Signature Page to Follow]

         IN WITNESS WHEREOF, the parties have executed this Amendment to the Security Agreement as of the day above first written.

                           EBIZ ENTERPRISES, INC., a Nevada Corporation



                           ----------------------------------------
                           By:
                           Title:


                           THE CANOPY GROUP, INC., a Utah Corporation



                           -----------------------------------------
                           Ralph Yarro, President